Exhibit 99.1

NEWS RELEASE

6950 South Potomac St.

Suite 300

Centennial, CO  80112

Investor Contact:
Deborah K. Pawlowski
Kei Advisors LLC
716.843.3908
dpawlowski@keiadvisors.com

Uranium Resources Provides Corporate Update

•                  URI to expense previously capitalized historic development costs and report mineralized uranium material in terms of tons and grade instead of contained pounds

•                  Resource Capital Fund V L.P. provides first $3.0 million at closing of the convertible loan facility

•                  Texas Court issues decision in Kleberg County litigation

CENTENNIAL, CO, November 19, 2013 --- Uranium Resources, Inc. (NASDAQ: URRE) (“URI” or the “Company”) today announced that after discussions with the Securities and Exchange Commission (“SEC”) Staff, URI management has determined that the Company’s policy of capitalizing development costs after confirmation of the existence of a commercially minable uranium deposit is not in conformance with the SEC’s Industry Guide 7.  Management has also determined, consistent with Industry Guide 7, to disclose mineralized material in terms of tons and grade only in SEC filings.  As a result, the Company will no longer disclose pounds of mineralized uranium material contained in the ground.

As previously disclosed in URI’s Form 10-Q for the period ended September 30, 2013, the Company had received letters from the Staff of the SEC with questions related to the Company’s historic accounting policies and capitalization practices for development costs on its uranium properties.  The letters were associated with the SEC’s routine three-year review of URI’s 2012 Annual Report on Form 10-K.

Accordingly, the Company will restate its historical financial results to expense certain costs that were previously capitalized for the years ended December 31, 2010, 2011 and 2012 and the quarters therein, and the quarterly periods in 2013 that ended March 31, June 30 and September 30.  URI management estimates that the impact of expensing such costs will be to reduce property, plant and equipment on the Company’s consolidated balance sheets by approximately $9 million and is evaluating corresponding changes to the consolidated statements of operations, shareholders’ equity and cash flows in the relevant periods.  Please refer to documents filed with the SEC for further information.

Jeffrey L. Vigil, Vice President - Finance and Chief Financial Officer, commented, “This restatement does not impact our cash position, financing agreements, progress on our operating plans or future production.”

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Financing with Resource Capital Fund V L.P. Closed

URI also announced today the closing of an agreement with the Company’s largest shareholder, Resource Capital Fund V L.P. (RCF), to provide financing.

As previously announced, URI and RCF entered into a non-binding letter agreement on October 14, 2013, following careful consideration of a variety of financing options available to the Company.  The $15 million secured convertible debt facility closed on November 13, 2013, with an initial amount of $3.0 million advanced to the Company upon closing.  Another $2.0 million of the first tranche will be available upon shareholder approval of the facility, which is expected to occur on or before January 31, 2014, and two additional tranches of $5.0 million each will be available later in 2014 at the election of the Company.

“RCF has again demonstrated its support for URI and its continuing belief in URI’s strategy and assets,” stated Christopher M. Jones, President and Chief Executive Officer of URI.  “We look forward to working closely with RCF as we build shareholder value.”

Amounts drawn under the facility carry an annualized interest rate of 12% until shareholder approval of the agreement and 10% thereafter.  RCF may convert amounts drawn under the facility into URI common stock at an initial rate of $2.60 per share, subject to adjustment in certain situations.  The facility matures on December 31, 2016.  Please refer to documents filed with the SEC for further information.

Update on Kleberg County Litigation

The 105th Judicial District Court in Texas announced its final decision regarding URI’s contractual dispute with Kleberg County that began in 2007.  This decision by the Court re-affirms that any ongoing mining and restoration activities at URI’s Kingsville Dome Project may continue.  The Court declined to award any attorney fees to either party in the case.  Mr. Jones commented, “This decision allows the Company and the County to work cooperatively on future endeavors at our Kingsville plant.”

Management Maintains Focus on Cost Reduction and Positioning for a Return to Production

With financing secured, management continues its efforts to reduce costs and position the Company to return to production when uranium market fundamentals strengthen.

Reducing Costs

The Company has already reduced its burn rate by $300,000 per month on average, a result of corporate consolidation and cost containment efforts.  The Company continues to look for ways to improve efficiencies in the current uranium price environment.

Positioning the Company for future production

URI is continuing internal evaluation work in an effort to produce National Instrument 43-101 reports for its near-term production project at the Rosita site in South Texas and its mid-term New Mexico development projects at Roca Honda, Cebolleta and Churchrock.  The reports assist in the understanding of URI’s projects by providing greater detail on the assets, production plans and the economics of potential development scenarios which set the stage for potential project financing activities under consideration for 2014.  Internal review of reports for Roca Honda and Cebolleta is expected by end of year, and external independent third party reviews will be accomplished throughout 2014.

Mr. Jones concluded, “We have secured financing, continue to reduce costs, and are working to prepare URI for production when uranium fundamentals begin to improve — actions we believe will maximize shareholder value.”

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium.  URI has over 206,600 acres of uranium mineral holdings in New Mexico, processing facilities and properties in Texas, and an NRC license to produce up to three million pounds of uranium per year.  The Company acquired these properties over the past 20 years, along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words.  All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the availability and timing of additional tranches of the RCF facility, the timing and ultimate resolution of the SEC comments, the extent of the restatement of the Company’s historical financial statements and the Company’s ability to restate its financial statements in a timely manner, the Company’s mineralized uranium materials, access to properties, completion of restoration activities, de-risking the Company’s properties, the planned commencement of production at the Company’s properties, production of NI 43-101 reports, lower monthly cash burn, the ability of the Company to expand its asset base, the possibility of project financing, and the Company’s ability to conserve cash are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company’s mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

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